Exhibit 99.1

July 7, 2021

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORTATED ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

Reports most profitable quarter and second most profitable fiscal year in Company history

The Company announced today its results of operations for the quarter and year ended March 31, 2021. For the quarter ended March 31, 2021 (the “2021 quarter”), the Company recorded net earnings of $10,403,597 ($1.50 diluted earnings per share) on sales of $49,214,204 compared to a net loss of $3,018,842 ($0.43 diluted loss per share) on net sales of $32,980,607 for the quarter ended March 31, 2020 (the “2020 quarter”). The 2021 quarter results make it the most profitable quarter in Company history. Results for the 2021 quarter were positively impacted by strong margins primarily associated with a historic rise in steel prices and a net recognized gain of $5,502,620 related to hot-rolled coil derivative instruments.

For the year ended March 31, 2021 (“fiscal 2021”), the Company recorded net earnings of $11,424,475 ($1.63 diluted earnings per share) on sales of $126,102,533. For the year ended March 31, 2020 (“fiscal 2020”), the Company recorded a net loss of $5,249,210 ($0.75 diluted loss per share) on sales of $142,102,324. Fiscal 2021 results make it the second most profitable fiscal year in Company history.

“I am proud of how our team responded to a uniquely challenging year for our company, and our fourth quarter and fiscal year end results demonstrate that resiliency,” said Michael J. Taylor, President and Chief Executive Officer. “The pandemic created a lot of uncertainty about how our employees, our operations, our customer’s operations and the overall steel industry would be affected. That coupled with volatility in steel prices created a complex operating environment.”

Mr. Taylor continued, “We quickly updated our operational and safety protocols to help ensure the safety and health of our employees and continuity of operations throughout the crisis. And in the face of a supply-demand imbalance, we expanded our supply chain options with the support of newly implemented risk management practices to drive improved operating results. We continued to invest strategically in our business, namely in our Hickman, Arkansas coil processing facility and Decatur, Alabama coil processing facility, and see tremendous value in our plans for a new facility in Sinton, Texas which will extend our competitive footprint to better serve coil segment customers in the Southwest United States and Mexico.”

Operating results have been favorably impacted by the market price of hot-rolled steel coil. In August 2020, steel prices began a historic run up, increasing approximately 200% by the end of fiscal 2021. The Company believes the historic increase in steel prices is primarily the result of a supply and demand imbalance that was created by COVID-19's impact on the steel industry and its customers. At the onset of the pandemic, some steel mill production capacity was idled, and Friedman Industries, and many other industry participants, scaled back inventory purchases. The Company saw a significant but relatively brief, dip in demand followed by a resurgence, and this resurgence in demand was met by historically low inventory on hand and on order levels in the supply chain and a lower level of available steel mill capacity. Steel mill capacity was booked up quickly and lead times extended well beyond normal levels and due to supportive demand, capacity continued to book up quickly throughout the remainder of fiscal 2021 and lead times remained extended. This supply and demand dynamic resulted in significant margin improvement for our products during the second half of fiscal 2021.

SUMMARY OF OPERATIONS

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020

Net Sales	$49,214,204	$32,980,607	$126,102,533	$142,102,324

Total costs and other income	35,311,777	36,910,398	110,880,560	148,940,526

Earnings (loss) before income taxes	13,902,427	(3,929,791)	15,221,973	(6,838,202)

Income taxes	3,498,830	(910,949)	3,797,498	(1,588,992)

Net earnings (loss)	$10,403,597	$(3,018,842)	$11,424,475	$(5,249,210)

Weighted average shares outstanding:
Basic	6,921,004	7,000,403	7,027,707	7,000,403
Diluted	6,921,004	7,000,403	7,027,707	7,000,403

Net earnings (loss) per share:
Basic	$1.50	$(0.43)	$1.63	$(0.75)
Diluted	$1.50	$(0.43)	$1.63	$(0.75)

COIL SEGMENT OPERATIONS

Coil segment sales for fiscal 2021 totaled $95,264,555 compared to $99,762,892 for fiscal 2020. The decrease in sales was driven by a decline in sales volume, partially offset by an increase in the average selling price associated with higher hot-rolled steel prices. Sales volume decreased from approximately 152,000 tons in fiscal 2020 to approximately 130,500 tons in fiscal 2021. The volume decline was related to both the impacts of COVID-19 and removing the Decatur, Alabama coil processing facility’s equipment in June 2020 for an equipment replacement project with the new equipment being put into service in March 2021. Compared to fiscal 2020's average monthly volume, April 2020 volume was down 51% and May 2020 volume was down 33% but the rest of fiscal 2021's monthly volume was only down an average of 9%. The Company experienced growth in its coil segment customer portfolio, increasing the number of customers sold from approximately 185 customers in fiscal 2020 to approximately 200 customers in fiscal 2021. The average selling price of coil segment shipments increased from approximately $651 per ton in fiscal 2020 to approximately $722 per ton in fiscal 2021.

TUBULAR SEGMENT OPERATIONS

Tubular segment sales for fiscal 2021 totaled $30,837,978 compared to $42,339,432 for fiscal 2020. The decrease in tubular segment sales was primarily driven by a decline in sales volume which decreased from approximately 58,000 tons in fiscal 2020 to approximately 42,000 tons in fiscal 2021. The volume decline was related primarily to the impacts of COVID-19 and challenging energy industry conditions. Compared to fiscal 2020's average monthly volume, April 2020 volume was only down 4% due to the fulfillment of pre-pandemic orders but May 2020 volume was down 36% and the remainder of fiscal 2021's monthly volume was down an average of 27%. The tubular segment volume did not recover in the same manner as the coil segment's volume due primarily to energy industry conditions which remained challenging throughout fiscal 2021. The number of tubular segment customers sold remained steady at approximately 125 customers for both fiscal 2021 and fiscal 2020. The average selling price for the tubular segment's products was consistent between years at approximately $730 per ton for fiscal 2021 compared to approximately $728 per ton for fiscal 2020.

STRATEGIC INITIATIVES

During fiscal 2021, the Company completed a 22,000 square foot addition to its Hickman, Arkansas coil processing facility. This project was completed at an actual cost of approximately $1,083,000 compared to an original estimated cost of $1,100,000. The expansion provides additional finished goods storage space, removing that constraint to growth, and also provides safety improvements.

During fiscal 2021, the Company removed its temper mill and cut-to-length line at our Decatur, Alabama plant and replaced it with a stretcher leveler cut-to-length line with significantly enhanced processing capabilities that allow the facility to process material that is thicker, wider and of higher strength compared to the prior equipment’s capabilities. The Company began commissioning the line during March 2021 and is pleased with the initial customer response to the facility’s new processing capabilities. The estimated cost of this project is $7,200,000 with approximately $6,733,000 having been paid as of March 31, 2021.

On May 25, 2021, the Company announced plans for a new facility in Sinton, Texas that will be part of the coil product segment. The new facility will be on the campus of Steel Dynamics, Inc.'s ("SDI") new flat roll steel mill currently under construction in Sinton, Texas. The Company's new location will consist of an approximately 70,000 square foot building located on approximately 26.5 acres leased from SDI under a 99-year agreement. The Company has selected Red Bud Industries to build one of the world’s largest stretcher leveler cut-to-length lines, capable of handling material up to 1” thick, widths up to 96” and yields exceeding 100,000 psi. The Company expects the location to commence operations in April 2022 and estimates the total cost of the project to be $21 million. We believe this is a great growth opportunity for the Company and will allow us to expand our competitive footprint to the Southwest United States and Mexico.

OUTLOOK

The Company continued to see margin strength throughout its fiscal 2022 first quarter ended June 30, 2021 with hot-rolled steel prices rising approximately 30%, and expects results for the first quarter to be slightly better than its fourth quarter fiscal 2021 results. The Company expects margins to remain strong for its second quarter ending September 30, 2021 and expects further improvement in operating results.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated, headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama and Lone Star, Texas. The Company has two reportable segments: coil products and tubular products. The coil product segment consists of the operations in Hickman and Decatur where the Company processes hot-rolled steel coils. The Hickman facility operates a temper mill and corrective leveling cut-to length line. The Decatur facility operates a stretcher leveler cut to length line. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, the continuing impact of the COVID-19 pandemic, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, including the timing of the completion and successful commissioning of our new stretcher leveler line in Decatur, the cost, timing and successful commissioning of our new stretcher leveler line in Sinton, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, the continuing shifting of governmental policy relating to PPP loans and forgiveness of such loans, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-K as filed with the SEC on July 7, 2021 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.